Exhibit 2.4

Description of Rights of Each Class of Securities

Registered Under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), each representing 50 Class H ordinary shares (“H shares”) of Guangshen Railway Company Limited (“we,” “our,” “our company,” the “Company,” or “us”), are listed and traded on the New York Stock Exchange and, in connection with this listing (but not for trading), the H shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of H shares and (ii) the holders of ADSs. H shares underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary, and holders of ADSs will not be treated as holders of the H shares.

Description of H Shares

The following is a summary of material provisions of our currently effective amended and restated articles of association (the “Articles of Association”), as well as certain provisions of the Company Law of the People’s Republic of China (“PRC”), Special Rules applicable to overseas listed joint stock companies promulgated by the State Council, or Special Rules, the Mandatory Provisions for the Articles of Association of Companies to be Listed Outside China, (the “Mandatory Provisions”) the Guidelines for Articles of Association of Listed Companies and other law laws and regulations applicable to companies listed both in the PRC and overseas (collectively, the “PRC Company Rules”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Articles of Association, which has been filed with the SEC as an exhibit to our annual report on Form 20-F filed on or about April 28, 2020 (the “2019 Form 20-F”).

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each H share has a par value of Renminbi one yuan per share. The Renminbi is the legal currency of the People’s Republic of China (the “Renminbi” or “RMB”). The number of H shares that have been issued as of the last day of the financial year ended December 31, 2019 is provided on the cover of the 2019 Form 20-F. Our H Shares shall be held in certificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations, Qualifications, and Differences Between Classes of Shares (Item 9.A.6 of Form 20-F)

Subject to the approval of the securities regulatory authority of the State Council of PRC, we may issue shares to domestic investors and overseas investors. Overseas investors shall mean those investors of foreign countries, Hong Kong, Macau and Taiwan who subscribe for shares issued by us. Domestic investors shall mean investors within the territory of the PRC (excluding investors of the regions referred to in the preceding sentence) who subscribe for shares issued by us.

Our ordinary shares consist of (i) domestic ordinary shares issued to domestic investors for subscription in RMB (“A shares”), and (ii) H shares issued to overseas investors and listed and traded on The Stock Exchange of Hong Kong Limited.

Holders of H shares and A shares, with minor exceptions, are entitled to the same economic and voting rights. However, our Articles of Association provide that holders of H shares will receive dividends in Hong Kong dollars while holders of A shares will receive dividends in RMB. Other differences between the rights of holders of H shares and A shares relate primarily to transferability. H shares must be subscribed for, transferred and traded in a foreign currency, and are freely transferable in accordance with our Articles of Association. A shares must be subscribed for and traded in RMB. Transfers of A shares are subject to additional restrictions set forth under PRC Company Rules, which are not applicable to H shares. A shares and H shares are also distinguished by differences in administration and procedure, including provisions relating to notices and financial reports to be sent to shareholders, dispute resolution, registration of shares on different parts of the register of shareholders, the method of share transfer and appointment of dividend receiving agents.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of H Shares (Item 10.B.3 of Form 20-F)

Classes of Ordinary Shares

Our ordinary shares are divided into A shares and H shares with the differences as described above.

Dividends

Unless otherwise resolved by a shareholders’ general meeting, we may distribute dividends more than once a year, provided that the amount of interim dividends to be distributed shall not exceed 50% of the distributable profit as stated in our interim profit statement. In accordance with our Articles of Association, our net profit for the purpose of profit distribution will be deemed to be the lesser of the amount determined in accordance with:

•	PRC accounting standards and regulations; and

•	international accounting standards or the accounting standards of the countries in which our shares are listed.

Our Articles of Association allow for distributions of dividends in the form of cash or shares, and encourage the Board to first consider a payment of cash dividends as opposed to share dividends. In particular, according to our Articles of Association, interim dividends may be distributed by way of cash dividends. Dividends may only be distributed, however, after allowance has been made in the following sequence:

•	making up losses;

•	allocations to the statutory common reserve fund;

•	allocations to the discretionary common reserve fund upon the approval of shareholders at a general meeting; and

•	payment of dividends in respect of ordinary shares.

The board of directors shall, in accordance with the laws and administrative regulations of the PRC (if any) and our Company’s operation and development requirements, determine the proportions of allocations to the discretionary common reserve fund and payment of ordinary share dividends subject to approval of shareholders at the general meeting. The Company may not distribute any dividend before making up for its losses and allocating funds to the statutory common reserve fund. When the conditions for distributing cash dividends are met but no cash dividends are declared, the reasons will be adequately disclosed.

Our Articles of Association require us to appoint on behalf of the holders of H shares a receiving agent to receive on behalf of these shareholders dividends declared and all other moneys in respect of the H shares. The receiving agent appointed shall be a company that is registered as a trust company under the Trustee Ordinance of Hong Kong. Our Articles of Association require that cash dividends in respect of H shares be declared in RMB and paid by us in Hong Kong dollars. If we record no profit for the year, we may not normally distribute dividends for the year.

Voting Rights

Shareholders have the right to attend general meetings of shareholders and to exercise their voting rights, in person or by proxy, in relation to the amount of voting shares they represent. Each share carries the right to one vote, except when electing directors or supervisors, the number of voting rights each share carries shall be the same as the number of directors or supervisors to be elected (see more details regarding the election of directors or supervisors below).

The following matters shall be resolved by way of ordinary resolution of the shareholders’ general meeting (which may be adopted if over one half of the voting rights represented by the shareholders (including proxies) present at the meeting are exercised in favor of the resolution):

•	work reports of the board of directors and the supervisory committee;

•	profit distribution proposals and loss recovery proposals formulated by the board of directors;

•	removal of members of the board of directors and the supervisory committee, their remuneration and methods of payment;

•	our annual financial budget, final accounts, balance sheet, income statement and other financial statements; and

•	matters other than those that are required by laws, administrative regulations or our Articles of Association to be adopted by way of special resolution.

The following matters shall be resolved by way of special resolution of the shareholders’ general meeting (which may be adopted if over two thirds of the voting rights represented by the shareholders (including proxies) present at the meeting are exercised in favor of the resolution):

•	increase or reduction of our share capital and the issuance of shares of any class, warrants and other similar securities;

•	issuance of Company debentures;

•	division, merger, dissolution and liquidation of our Company;

•	amendment to our Articles of Association;

•	alteration to the form of our Company;

•	acquisition or disposal within one year of material assets exceeding 30% of the total assets of our Company; and

•	any other matter that, according to an ordinary resolution of the shareholders meeting, may have a significant impact on our Company and requires adoption by way of a special resolution.

At any meeting of shareholders, a resolution shall be decided by a show of hands unless a poll is demanded before or after any vote by show of hands:

•	by the chairman of the meeting;

•	by at least two shareholders who possess the right to vote, present in person or by proxy; or

•	by one or more shareholders (including proxies) representing either separately or in aggregate, not less than one-tenth of all shares having the right to vote at the meeting.

Unless a poll is demanded, a declaration by the chairman of the meeting that a resolution has on a show of hands been carried and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of or against that resolution, that the resolution has been carried. A demand for a poll may be withdrawn by the person who makes such a demand. A poll demanded on the election of the chairman, or on a question of suspension of the meeting, shall be taken at the meeting immediately. A poll demanded on any other questions shall be taken at such time as the chairman of the meeting directs, and any business other than that on which the poll has been demanded may be proceeded with. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. On a poll taken at a meeting, a shareholder should cast his or her vote(s) either at the meeting, online or through another way as permitted by the Articles of Association; a shareholder (including their proxies) entitled to two or more votes need not cast all his or her votes in the same way. In the case of a tie, the chairman of the meeting shall be entitled to one additional vote. Shareholders shall be entitled to designate two shareholder representatives to participate in counting the votes and supervising the voting process; provided that no person shall be permitted to serve as a shareholder representative to the extent such person has an interest in, or is otherwise impacted by, the resolutions being voted on, to the extent such interest or impact is disproportionate in comparison to other shareholders.

Cumulative Voting on the Election of Directors or Supervisors

When voting on the election of directors or supervisors at the shareholders’ general meeting, the cumulative voting method shall be implemented where more than one director or supervisor is to be selected. That is, each share has the same number of voting rights equal to the number of directors or supervisors to be elected. The shareholder’s voting rights may be used in a cumulative way. For details of the rules for implementing the cumulative voting method in the shareholders’ general meeting, please refer to the Rules for the Implementation of Cumulative Voting of Guangshen Railway Company Limited, the full text of which is filed as an exhibit to the 2019 Form 20-F.

Restrictions on Transfer of Ordinary Shares

Unless otherwise stated below or provided by relevant laws and administrative regulations, the shares of the Company shall be freely transferable in accordance with provisions set forth in the Articles and Association and free from any liens.

Under our Articles of Association, we may refuse to register a transfer of H shares unless:

•	relevant transfer fees have been paid, if any;

•	the instrument of transfer only involves H shares;

•	the stamp duty chargeable on the instrument of transfer has been paid;

•	the relevant share certificate and, upon the reasonable request of the board of directors, any evidence in relation to the right of the transferor to transfer the shares have been submitted;

•	if the shares are being transferred to joint owners, the maximum number of joint owners does not exceed four; and

•	we do not have any lien on the relevant shares.

Subject to additional restrictions under applicable rules and regulations, no directors, supervisors, general manager, deputy general managers and other senior administrative officers of the Company shall transfer more than 25% of the total shares of the Company that he or she holds each year during his or her term of office, or transfer the shares of the Company that he or she holds within six months after leaving his or her respective offices. In the event a director, supervisor, general manager, deputy general manager or another senior administrative officer of the Company holding 5% or more of the shares carrying the right to vote sells the shares held within six months from the date of acquisition of the shares or reacquires shares of the Company within six months from the date of sale of the shares, the profits deriving therefrom shall belong to the Company.

Liquidation Rights

In the event of the termination or liquidation of our Company, our shareholders shall have the right to participate in the distribution of surplus assets of our Company in accordance with the type and number of shares held by those shareholders.

Repurchase by Us of Our Shares

The shares of our ordinary shares are not subject to redemption by operation of a sinking fund or otherwise.

We may, following the procedures provided in the Articles of Association and subject to the approval of the relevant governing authority of the PRC, repurchase any of our issued shares under the following circumstances:

(1)	cancellation of shares for capital reduction;

(2)	merging with another company that holds our shares;

(3)	paying shares to our employees as bonus; or

(4)	repurchasing, upon request, any shares held by any shareholder who is opposed to our Company’s resolution for merger or spin-off at a shareholders’ general meeting.

Any repurchase of shares under items (1) to (3) of the foregoing paragraph shall be approved by shareholders’ general meeting of our Company. After repurchase of the shares according to the foregoing paragraph by our Company, the shares repurchased under item (1) shall be cancelled within ten days from the date of the repurchase; and the shares repurchased under items (2) and (4) shall be transferred or cancelled within six months.

The shares repurchased by our Company under item (3) may not exceed 5% of the total of our Company’s issued shares. Such repurchase shall be financed by our Company’s profit after tax. The shares so repurchased shall be transferred to the employees within one year.

In the event that the regulatory authorities at the place of listing of our overseas-listed foreign shares have different requirements, such requirements shall prevail.

We may not accept our shares as the subject of any pledge.

Subject to approval by PRC securities regulatory authorities and compliance with applicable law, we may carry out a share repurchase by one of the following methods:

•	under a general offer to all shareholders on a pro rata basis;

•	open offer on a stock exchange; or

•	by off-market contract.

We may, with the prior approval of shareholders in general meeting obtained in accordance with our Articles of Association, repurchase our shares by an off-market contract, and we may rescind or vary such a contract or waive any of our rights under the contract with the prior approval of shareholders obtained in the same manner. A contract to repurchase shares includes (without limitation) an agreement to become obliged to repurchase and an agreement to acquire the right to repurchase our shares. We may not assign a contract to repurchase our own shares or any rights provided thereunder.

Shares repurchased by us shall be canceled and the amount of our registered capital shall be reduced by the par value of those shares. The amount of our registered capital so reduced to the extent that shares are repurchased out of an amount deducted from our distributable profits, shall be transferred to our capital common reserve account.

Unless we are in the process of liquidation, the repurchase of issued shares by us will be subject to the following:

•

where we repurchase our shares at par value, the amount of the total par value of shares so repurchased shall be deducted from our book balance distributable profits or out of the proceeds of a new issue of shares made in respect of the repurchase;

•

where we repurchase our shares at a premium, an amount equivalent to their total par value shall be deducted from our book balance distributable profits or the proceeds of a new issue of shares made in respect of the repurchase. Payment of the portion in excess of their par value shall be effected as follows:

•	if the shares being repurchased were issued at par value, payment shall be made out of our book balance distributable profits; and

•

if the shares being repurchased were issued at a premium, payment shall be made out of our distributable profits or out of proceeds of a new issue of shares made in respect of the repurchase, provided that the amount paid out of the proceeds of the new issue may not exceed the aggregate of premiums received by us on the issue of the shares repurchased or the current balance of our capital common reserve account (inclusive of the premiums from the new issue of shares).

•	Payments made by us in consideration for the following purposes shall be paid out of our distributable profits:

•	the acquisition of rights to repurchase our shares;

•	the variation of any contract to repurchase our shares; or

•	the release of any of our obligations under any contract to repurchase our shares.

•

after the reduction of the total nominal value of the shares which have been so cancelled from the registered capital of the Company in accordance with the relevant provisions, the amount which has been deducted from the distributable profits of the Company and used for repurchasing the nominal value portion of the shares shall be credited to the capital common reserve fund account.

Restrictions on Controlling Shareholders

In addition to obligations imposed by law or required by the stock exchanges on which our shares are listed, a controlling shareholder (as defined below) shall not exercise his or her voting rights in respect of the following matters in a manner prejudicial to the interests of the shareholders generally or any part of our shareholders:

•	to relieve a director or supervisor of his or her duty to act honestly in our best interests;

•

to approve the expropriation, by a director or supervisor (for his or her own benefit or for the benefit of another person), in any guise, of our assets, including without limitation opportunities advantageous to us; or

•

to approve the expropriation by a director or supervisor (for his or her own benefit or for the benefit of another person) of the individual rights of other shareholders, including without limitation rights to distributions and voting rights, save and except where it was done pursuant to a restructuring submitted to and approved by our shareholders in accordance with our Articles of Association.

“Controlling shareholder” means a shareholder whose shareholdings represent over 50% of the total share capital of our Company, or if less than 50%, whose entitlement to voting rights is sufficient to materially affect the resolutions at general meetings of our Company.

No Further Contribution Requirements

Shareholders are not liable to make any further contribution to the share capital other than as agreed by such shareholders on subscription.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

Rights conferred on any class of shareholders in the capacity of shareholders may not be varied or abrogated unless approved by a special resolution of shareholders at a general meeting and by holders of shares of that class at a separate class meeting conducted in accordance with our Articles of Association.

Limitations on the Rights to Own H Shares (Item 10.B.6 of Form 20-F)

Our H shares are only eligible to overseas investors (i.e., investors of foreign countries, Hong Kong, Macau and Taiwan).

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Under the provisions of our Articles of Association, the board of directors are responsible for drawing up plans for a merger, division or dissolution of the Company. The plan must then be approved at a special general meeting, and then be reviewed and approved as required by PRC law. Any merger may be in the form of either a merger of absorption or merger by establishment of a new company. In any case, the parties shall enter into a merger agreement and prepare a balance sheet and list of assets.

Ownership Threshold (Item 10.B.8 of Form 20-F)

The directors, supervisors, general manager, deputy general managers and other senior administrative officers shall report to the Company on a regular basis as to the Company’s shares held by them and any change thereof during their terms of office.

Under the provisions of our Articles of Association, where a shareholder holdings more than 5% of the shares carrying the right to vote pledges the shares held, he or she shall report the Company in writing within three business days from the date on which the event occurs.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Certain Differences Between PRC Company Law and Delaware Corporate Law

The PRC company law and other laws applicable to us differ in a number of respects from laws generally applicable to United States corporations and their shareholders. The description set forth below includes a summary of certain provisions of the PRC Company Rules applicable to companies listed both in the PRC and overseas, such as us, which differ from provisions of the corporate law of the State of Delaware.

General

We are a PRC joint stock company, which is a corporate entity organized under the PRC company law. Under the PRC company law, the registered capital of a joint stock company is divided into shares of equal par value. These shares are commonly called domestic ordinary shares. Each domestic ordinary share of a joint stock company ranks equally with all other shares in its class as to voting rights (except for specified class voting rights and the shares held by the company) and rights to dividends and other distributions. Upon receiving approval from the relevant authorities, a joint stock company may offer its shares for sale to the public and seek to be listed on a stock exchange. The State Council may formulate separate regulations for the issuance of other classes of shares, including H shares. All of our issued shares are fully paid and nonassessable. Holders of H shares may transfer their shares without the approval of other shareholders. Among other things, a joint stock company must have (1) a board of directors comprising five (5) to nineteen (19) persons, and (2) a board of supervisors comprising at least three (3) persons.

The shareholders’ meeting of a joint stock company is the highest authority of the company and exercises the powers of the company with respect to significant matters, subject to applicable law and the articles of association of the company. The board of directors shall be responsible for the shareholders and exercise the business management of a joint stock company , subject to the PRC company law, other applicable laws and regulations, the company’s articles of association and duly adopted resolutions of its shareholders. The day-to-day operations of a joint stock company are under the direction of its general manager or president, subject to applicable laws and regulations, the company’s articles of association and duly adopted resolutions of the directors and shareholders. In addition, the PRC company law provides for the establishment of a board of supervisors for each joint stock company. The supervisors perform and exercise the functions and powers described below, including examination of the joint stock company’s financial affairs and monitoring the actions of the directors and executive officers of the company. The directors, supervisors and executive officers are not required to hold any qualifying shares in the joint stock company.

A joint stock company may be dissolved or liquidated involuntarily due to insolvency or voluntarily in accordance with the terms of its articles of association or duly adopted shareholders’ resolutions. The property of a joint stock company remaining after full payment of its liquidation expenses, wages, social insurance premiums of its employees and statutory compensations, outstanding taxes and debts, is distributed in proportion to the holdings of its shareholders.

General Meetings of Shareholders

Under PRC law, shareholders are given the power to approve specified matters. In addition, the Mandatory Provisions provide that shareholders separately or aggregately holding 3% or more of the shares of a company are entitled to submit written proposals for consideration at shareholders’ meeting. These proposals must fall within the scope of powers of the shareholder’s meeting, have a clear agenda and specific matters and comply with laws, administrative regulations and articles of association of the company.

Under Delaware law, the business and affairs of a Delaware corporation are, in general, managed by or under the direction of its board of directors. Only certain fundamental matters regarding the corporation are reserved by statute to be exercised by the shareholders. These matters include, in general, election or removal of directors, retention or dismissal of the corporation’s independent auditors, mergers or other business combinations involving the corporation, amendment of the corporation’s certificate of incorporation and liquidation or dissolution of the corporation.

Shareholders’ Approval by Written Consent

PRC law does not provide shareholders of overseas listed joint stock companies with rights to approve corporate matters by written consent. Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which is required or permitted to be taken at any shareholders’ meeting may be taken without a meeting, subject to various conditions.

Amendments of Articles of Association

Under PRC law, an amendment of the articles of association must be approved by an affirmative vote of two-thirds of shareholders attending a shareholders’ meeting. Amendments with respect to the Mandatory Provisions only become effective after approval by the relevant governmental department authorized by the State Council and the China Securities Regulatory Commission.

Under Delaware law, with certain exceptions, shareholder approvals must be obtained for any amendment to the certificate of incorporation. Board approvals are also required for any amendment to the certificate of incorporation, but no governmental approval is generally required.

Powers and Responsibilities of Directors

Under PRC law, the board of directors is responsible for specified actions, including the following functions and powers of a joint stock company:

•	convening shareholders’ meetings and reporting its work to shareholders at these meetings;

•	implementing resolutions made at the shareholders’ meeting;

•	determining the company’s operation plans and investment proposals;

•	formulating the company’s annual financial budgets and final accounts plans;

•	formulating the company’s profit distribution plans and loss recovery plans;

•	formulating proposals for the increase or decrease in the company’s registered capital and the issue of debentures;

•	formulating the company’s plans for the merger, division, change of the company’s incorporation type, or dissolution of the company;

•	deciding on the company’s internal management structure and formulating its basic management system; and

•	appointing or removing the company’s managers; appointing and removing the vice managers and other senior officers based on the recommendation of the managers and deciding on their remuneration.

In addition, the Mandatory Provisions provide that the board has the authority to formulate any proposal to amend the articles of association and to exercise any other power conferred by a decision of the shareholders’ meeting.

Under Delaware law, the business and affairs of a Delaware corporation are managed by or under the direction of its board of directors. Their powers include fixing the remuneration of directors, except as otherwise provided by statute or in the certificate of incorporation or by-laws of the corporation.

Powers and Responsibilities of Supervisors

Under PRC law, a PRC joint stock company must have a board of supervisors consisting of shareholder representatives and one or more employee representatives. Supervisors attend board meetings as non-voting observers. Directors, executive officers and company personnel in charge of financial matters may not serve as supervisors. The supervisors perform and exercise the following functions and powers:

•	examining the company’s financial affairs;

•

monitoring compliance with laws, regulations, the articles of association of the company and the shareholders resolutions by the directors and executive officers of the company; and suggesting removing the directors and executive officers who violate any such laws, administrative regulations, the articles of association or shareholders’ resolutions;

•	requiring corrective action from directors and officers whose actions are contrary to the interests of the company;

•

proposing to hold temporary shareholders’ meetings, and convening and presiding over shareholders’ meetings when the board of directors does not exercise the functions of convening and presiding over the shareholders’ meeting as prescribed under PRC law;

•	proposing new items to be inserted in the agenda of the shareholders’ meeting;

•	bringing lawsuits against directors or members of senior management, if they violate laws, regulations or articles of association of the company; and

•	exercising and performing other powers and functions provided for in the company’s articles of association.

In addition, the Mandatory Provisions provide that supervisors of overseas listed joint stock companies are entitled to retain auditors in the name of the company to examine any financial or business reports or profit distribution proposals to be submitted by the directors to a meeting of the shareholders which the supervisors consider questionable, and negotiate or take legal action against any director or the directors in the name of the company. The fees and expenses of attorneys and other professionals incurred by the supervisors in connection with the discharge of their duties are to be paid by the company.

Delaware law makes no provision for a comparable corporate institution.

Duties of Directors, Supervisors and Executive Officers

Under PRC law, directors, supervisors and executive officers of a joint stock company are required to comply with relevant laws and regulations and the company’s articles of association. A director, supervisor or executive officers who contravenes any law, regulation or the company’s articles of association in the performance of his duties shall be personally liable to the company for any loss incurred by the company. Directors, supervisors and executive officers are required to carry out their duties honestly and diligently, and protect the interests of the company. They are also under a duty of confidentiality to the company and prohibited from divulging confidential information concerning the company, except as permitted by relevant laws and regulations or by a decision of a shareholders’ meeting. They may not use their position and authority in the company to seek personal gain. Directors and officers may not directly or indirectly engage in the same business as the company or in any other business detrimental to the interests of the company, and they are required to forfeit any profits from these activities to the company.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

Limitations on Transactions with Interested Directors, Supervisors and Officers

Under PRC law, directors and executive officers of a joint stock company may not enter into any contracts or transactions with the company unless permitted by the articles of association or approved by the shareholders. A company may not provide any guarantees to shareholders or any de facto control person of the company unless such guarantees are approved by a majority of shareholders present at the shareholders’ meeting, excluding the shareholder who will be provided such guarantees. Under the Mandatory Provisions, a director, supervisor or executive officers is required to disclose to the board any transaction with the company in which he has a direct or indirect interest or in which there is a material conflict of interest between the company and himself. A company may set aside any interested transaction which did not comply with these requirements, unless the other party to such transaction was honestly unaware of the breach of obligations by the interested director, supervisor or executive officers or such director, supervisor or executive officers who have interest in the transaction have disclosed to the board of directors as required by the preceding sentence and the board of directors does not include them in the quorum. A company may not loan or provide any guarantees to directors, supervisors or executive officers (including persons related to them), except for the loans made in accordance with employment contracts approved by the shareholders, or unless the company’s business scope allows for the provision of loans and guarantees and such loans or guarantees are made under regular commercial terms.

Under Delaware law, an interested transaction is not voidable if (1) the material facts as to the interested director’s relationship or interests in such a transaction are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, the interested director could be held liable for a transaction in which such a director derived an improper personal benefit.

Election and Removal of Directors

Under PRC law, the term of office of directors of a joint stock company must be specified in the articles of association, but may not exceed three years. Directors may be re-elected. PRC law does not contemplate a classified board of directors.

Under Delaware law, directors of a Delaware corporation can be removed from office with or without cause by the holders of a majority of shares then entitled to vote at an election of directors, provided that except where the certificate of incorporation of the Delaware corporation otherwise provides, a member of a classified board may be removed by shareholders only for cause, and in a corporation with cumulative voting, if less than all of the directors are removed, no director may be removed if the votes cast against the director’s removal is sufficient to elect the director if cumulatively voted at an election of directors. The Court of Chancery may remove a director who has been convicted of a felony or found by a court to have committed a breach of the duty of loyalty in connection with his or her duties to the corporation following application by the corporation or derivatively in the right of the corporation by any shareholder. The court may order the removal only if it determines that the director did not act in good faith in performing the acts resulting in the prior conviction or judgment and that removal is necessary to avoid irreparable harm to the corporation.

Dividend Payments

Under PRC law, proposals for distribution of profits are formulated by the board of directors and submitted for shareholder approval at a shareholders’ meeting. Dividends may be distributed in the form of cash or shares.

Under Delaware law, the board of directors of a Delaware corporation may declare dividends out of distributable earnings and profits without the approval of the shareholders.

Amalgamations and Business Combinations; Appraisal Rights

Under PRC law, amalgamations and divisions involving joint stock companies are required to be approved by shareholders voting at a shareholders’ meeting. The Mandatory Provisions require an amalgamation or division involving the company to be approved by an affirmative vote of two-thirds of the votes present at the shareholders’ meeting called to consider the transaction. Any opposing shareholder may request the company or the consenting shareholders to purchase its shares at a fair price. In addition, a sale of fixed assets having a value exceeding 33% of the fixed assets as shown on the company’s latest balance sheet most recently reviewed by the shareholders’ meeting requires the approval of at least one third of the shareholders’ meeting.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and holders of a majority of the outstanding shares entitled to vote. A shareholder objecting to the merger is entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

Transactions with Significant Shareholders

Under Delaware law, a business combination between a Delaware corporation and an interested shareholder which takes place at any time during a period of three years commencing with the date the interested shareholder became an interested shareholder would need prior approval from the board of directors or a supermajority of the shareholders of the corporation, unless the corporation opted out of the relevant Delaware business combination statute. Under Delaware law, an interested shareholder of a corporation is someone who, together with its affiliates and associates, owns more than 15% of the outstanding common shares of the corporation. No such business combination statute or regulation applies to PRC joint stock companies.

Shareholders’ Lawsuits

The PRC law provides that most disputes involving an H shareholder can be settled in accordance with provisions related to disputes resolutions set forth in a company’s articles of association. Under our Articles of Association, disputes involving an H shareholder shall be resolved by final and binding arbitration and the governing law shall be PRC law.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

Limitations on Liability and Indemnification of Directors and Officers

As advised by our PRC counsel, we believe PRC law does not provide for similar specific limitations on liability or indemnification of directors and officers as provided under Delaware law (see below). Under the PRC company law, directors shall be responsible for the resolutions of the board of directors. If a resolution of the board of directors violates any PRC laws, administrative regulations, the company’s articles of association, or shareholders’ resolutions, resulting in serious losses to the company, the directors participating in such resolution shall be liable for compensation to the company. However, if it is shown in the meeting minutes or other written records that a director objected such a resolution, such director could be exempted from such liabilities.

Under Delaware law, a corporation may indemnify a current director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful. Persons serving at the request of the corporation as directors, officers, employees or agents of another entity such as a subsidiary or an employee stock trust may receive advancement of expenses from the corporation. A corporation may not retroactively impair or eliminate indemnification or advancement rights by amending the corporation’s certificate of incorporation or bylaws after the occurrence of the act or omission that gives rise to indemnification or advancement rights, unless the provision contains, at the time of the act or omission, an explicit authorization of such elimination or limitation.

Shareholders’ Rights of Inspection of Corporate Records

Under PRC law, shareholders are entitled to inspect the articles of association, records of the shareholders’ meeting, resolutions of the meetings of the board of directors, resolutions of the meetings of the board of supervisors, and reports of the financial accounts of the company. In addition, the Mandatory Provisions provide that, after paying reasonable fees, shareholders are entitled to inspect the company’s shareholder list, certain personal information on the directors, supervisors and officers, the company’s capital position and certain information regarding share repurchases conducted by the company during the most recent fiscal year.

Delaware law permits any shareholder of a Delaware corporation to examine or obtain copies of or extracts from the corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Changes in Capital (Item 10.B.10 of Form 20-F)

Under our Articles of Association, subject to the approval of the securities regulatory authority of the State Council, issuance of new securities, including ordinary shares, securities convertible into ordinary shares, options, warrants or similar rights to subscribe for any ordinary shares or convertible securities, must be approved by at least two-thirds of the shareholders who attend the shareholders meeting in person or by proxy.

The Company may increase its capital in the following ways:

•	offering new shares to investors who are not specially designated for subscription;

•	offer of shares other than a public offering;

•	placing new shares to its existing shareholders;

•	issue of new shares to its existing shareholders;

•	conversion of common reserve funds to increase share capital; or

•	other methods as permitted by laws, administrative regulations and as approved by the China Securities Regulatory Commission.

The Company’s increase in capital by issuing new shares shall, after being approved by special resolution, be conducted in accordance with the procedures stipulated by relevant laws and administrative regulations of the PRC.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

General Information

JPMorgan Chase Bank, N.A. (the “Depositary”) is the depositary for our ADSs. The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179. One ADS share represents 50 H shares of our Company. For further information of the amended and restated deposit agreement and the American Depositary Receipts (“ADRs”), see the Form F-6 we filed with the SEC on May 12, 2015.

Procedure for Voting the Deposited Securities

If you are an ADR holder (a “Holder”) and the Depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of People’s Republic of China law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The Depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Depositary will only vote or attempt to vote as you instruct. The Depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner. Notwithstanding anything contained in the deposit agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

Procedures for Collecting and Distributing Dividends

The Depositary has agreed that, to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of deposited securities (on which the following distributions on deposited securities are received by the custodian) represented by ADSs evidenced by such Holder’s ADRs:

(a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

(b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

(c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the we timely furnish to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (we have no obligation to so furnish such evidence), or (ii) to the extent that we do not furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent we do not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

(d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under the terms of the depository agreement. Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

(e) Elective Distributions in Cash or Shares. Whenever we intend to distribute a dividend payable at the election of the holders of shares in cash or in additional shares, we shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to Holders. Upon receipt of notice indicating that we wish such elective distribution to be made available to Holders, the Depositary shall consult with us to determine, and we shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders. The Depositary shall make such elective distribution available to Holders only if (i) we shall have timely requested that the elective distribution is available to Holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 14 of the deposit agreement including, without limitation, any legal opinions of counsel in any applicable jurisdiction that the Depositary in its reasonable discretion may request, at our expense. If the above conditions are not satisfied, the Depositary shall, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the Depositary shall establish a record date and establish procedures to enable Holders to elect the receipt of the proposed dividend in cash or in additional ADSs. We shall assist the Depositary in establishing such procedures to the extent necessary. Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective dividend in shares (rather than ADSs). There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

Procedures for Transmitting Reports

On or before the first date on which the we make any communication available to holders of deposited securities or any securities regulatory authority or stock exchange, by publication or otherwise, we shall transmit to the Depositary a copy thereof in English or with an English translation or summary. We have delivered to the Depositary, the custodian and any transfer office, a copy of all provisions of or governing the shares and any other deposited securities issued by us or any affiliate of ours and, promptly upon any change thereto, we shall deliver to the Depositary, the custodian and any transfer office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon our delivery of all such communications, information and provisions for all purposes of the deposit agreement and the Depositary shall have no liability for the accuracy or completeness of any thereof.

Deposit or Sale of Securities Resulting from Dividends, Splits or Plans of Reorganization

The Depositary may, in its discretion, and shall if reasonably requested by the Company, amend any ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any share distribution or other distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of deposited securities from (and the Depositary is hereby authorized to surrender any deposited securities to any person and, irrespective of whether such deposited securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the deposited securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting deposited securities, we shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. As soon as reasonably practicable, the Depositary shall give notice to the Holders in accordance with the terms thereof.

Amendment and Termination of the Deposit Arrangements

Amendment. We may agree with the Depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the Depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Termination. The Depositary may, and shall at our written direction, terminate the deposit agreement and any ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 120th day after the our notice of removal was first provided to the Depositary. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the deposit agreement and this ADR, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the deposit agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the Depositary and its agents.

List of Receipt Holders

The Depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the Depositary’s direct registration system. Registered Holders of ADRs may inspect such records at the Depositary’s office at all reasonable times, but solely for the purpose of communicating with other Holders in the interest of the business of our company or a matter relating to the deposit agreement and the facilities for the delivery and receipt of ADRs. Such register may be closed from time to time, when deemed expedient by the Depositary.

The Depositary will maintain facilities for the delivery and receipt of ADRs.

Restrictions on the Right to Transfer or Withdraw the Underlying Securities

In connection with any surrender of an ADR for withdrawal of the deposited securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder’s written order directing the Depositary to cause the deposited securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a “Withdrawal Order”). Directions from the Depositary to the custodian to deliver deposited securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by cable, telex or facsimile transmission. delivery of deposited securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the deposited securities.

Subject to applicable laws, taxes and other administrative procedures in the deposit agreement, upon surrender of (i) a certificated ADR in a form satisfactory to the Depositary at the transfer office or (ii) proper instructions and documentation in the case of a direct registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the custodian’s office of the deposited securities at the time represented by the ADSs evidenced by this ADR, provided that the Depositary may deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (1) above but for which Shares may not have been received (until such ADSs are actually deposited, “Pre-released Shares”) only if all the conditions in (1) above related to such Pre-Release are satisfied). At the request, risk and expense of the Holder hereof, the Depositary may deliver such deposited securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the deposit agreement or the ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

Limitation on the Depositary’s Liability

The Depositary and their agents shall each: (a) incur no liability (i) if any present or future law, rule, regulation, fiat, order or decree of the United States, the People’s Republic of China or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization or other circumstance beyond its control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or any ADR provides shall be done or performed by it or them (including, without limitation, voting the shares), or (ii) by reason of any exercise or failure to exercise any discretion given it in the deposit agreement or any ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the deposit agreement without gross negligence or willful misconduct; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.

The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the deposit agreement (including the ADRs), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located.

The Depositary and its agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform Holders or any other holders of an interest in any ADSs about the requirements of the People’s Republic of China law, rules or regulations or any changes therein or thereto.

The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the deposit agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The Depositary, the custodian and the Company shall not be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder’s or beneficial owner’s income tax liability. The Depositary and the Company shall not incur any liability for any tax consequences that may be incurred by Holders and beneficial owners on account of their ownership of the ADRs or ADSs.

The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from the Company.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with a previous act or omission of the Depositary the issue out of which such potential liability arises the Depositary performed its obligations without negligence while it acted as Depositary. Neither the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) and lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the depositary agreement.